EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 12th day of June, 1998, by and between GREGG S. GLASER, a resident of the State of Florida ("Executive" ), and JWGENESIS FINANCIAL CORP., a Florida corporation (the "Company") and its subsidiaries.

1.   DUTIES AND EXTENT OF SERVICES

     1.1 POSITION AND DUTIES. The Company hereby enters into this Agreement to evidence and provide for the employment of Executive as Executive Vice President and Treasurer of the Company. Consistent with the policies, guidelines, and directives established or promulgated by the Board of Directors of the Company (the "Board"), Executive shall report directly to the Chief Executive Officer of the Company.

     1.2 EXTENT OF SERVICES. Executive agrees to devote his full working time, energy, and skill to the business of the Company and to the promotion of the Company's interests and to discharge his duties in good faith and in a professional manner.

2.   TERM

     The term of this Agreement (the "Term") shall commence on June 16, 1998 and shall continue to December 31, 2000, and shall be automatically renewed for successive one-year terms unless either party notifies the other in writing of its election not to renew at least six months prior to the scheduled termination of the Term or any renewal term. This Agreement may be earlier terminated only in accordance with Section 7 hereof.

3.   COMPENSATION

     3.1 The Company shall pay Executive a base annual salary (the "Base Salary") of $250,000.00 for each fiscal year during the Term (prorated for any partial fiscal year), subject, however, to increase for each fiscal year beginning January 1, 1999 by (a) an amount equal to the increase for the previous year in the Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average All Items, 1967=100 (the "Cost of Living Adjustment") or (b) by such higher amount as may be approved by the Board or the Compensation Committee thereof upon consideration of such factors that it believes to be relevant and appropriate. Each year's executive compensation analysis shall be considered by the Board within 45 days following the end of the immediately preceding fiscal year, adjustments to Executive's Base Salary for the ensuing fiscal year shall be made within 75 days of the commencement of that year, and shall be applied retroactive to such commencement date. All Base Salary shall be paid in equal periodic installments in accordance with the Company's normal payroll schedule.

     3.2 STOCK OPTIONS. Executive shall be issued stock options to purchase 60,000 shares of the Company's common stock at $10.50 per share. Such options shall be exercisable for ten (10) from June 12, 1998. 20,000 of such options shall vest and become exercisable on June 16, 1998; 20,000 of such options shall vest and become exercisable on June 16, 1999; and 20,000 of such options shall vest and become exercisable on June 16, 2000, provided Executive is still employed by the Company on those dates, except as provided for pursuant to sections 7.4 and 7.5 of this Agreement. Additionally, the Company shall pay to Executive the tax benefit realized by the Company from Executive's exercise.

     3.3 INCENTIVE COMPENSATION PROGRAMS. During the term of this Agreement and any extensions thereof, the Company shall pay to Executive 0.616% of pre tax income ("Incentive Compensation"). Pre tax income shall mean net income plus the provision for income taxes. If this amount is significantly different than 1% of net income, it shall be adjusted to 1% of net income. Such Incentive Compensation shall be paid no later than March 15, of the following year. Additionally, the Company hereby agrees that Executive shall be entitled to participate, to an extent consistent with his title and Base Salary, in such incentive compensation programs, including discretionary bonuses and stock option or other stock-based compensation plans or programs, as may be established by the Board for the Company's officers, other key employees, or employees as a group.

     3.4 AUTOMOBILE ALLOWANCE. During the term of this Agreement and any extensions thereof, Employee shall be entitled to an automobile allowance of $400 per month. Executive agrees that this allowance shall cease if Executive's automobile is greater than four (4) years old.

4.   BENEFITS

     During Executive's employment hereunder, Executive shall: (a) be eligible to participate in employee fringe benefits and any pension or profit sharing plans that may be provided by the Company for executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time; (b) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time; (c) be entitled to annual paid vacation in accordance with Company policy that may be applicable to executive employees from time to time; and (d) be entitled to sick leave, sick pay, and disability benefits in accordance with any Company policy that may be applicable to executive employees from time to time.

5.   CONFIDENTIAL INFORMATION

     Executive agrees that he will hold in a fiduciary capacity, for the benefit of the Company, all secret or confidential information, knowledge, or data of the Company ("Confidential Information") obtained by him during his employment by the Company, and will not disclose such information to any person other than in the course of performing his duties hereunder or as may be required by law or by

order of a court or other regulatory authority of competent jurisdiction, unless the Company shall consent in writing thereto. Additionally, Executive agrees that, after termination of his employment under this Agreement, he will not disclose, at any time, to any person, any Confidential Information constituting a trade secret under applicable law and, for a period of one (1) year after termination of employment under this Agreement for cause, Executive will not disclose Confidential Information to any person whether or not such information constitutes a trade secret under applicable law. For the purposes of this Section 5, information that is or becomes a part of the public domain (other than as a result of Executive's breach) shall not be deemed Confidential Information.

6.   NO RECRUITMENT; NON-COMPETITION

     6.1. NO RECRUITMENT. During Executive's employment hereunder and for one (1) year after the termination of Executive's employment hereunder for cause (or for such time as Executive is receiving by agreement severance pay from the Company for termination other than for cause), Executive will not, directly or indirectly, (a) induce or conspire with, or attempt to induce or conspire with, any of the officers or employees or registered representatives of the Company or any of its subsidiaries or affiliates to terminate their employment or relationship with or compete against the Company or any of its subsidiaries or affiliates, or any of the clients or customers of any such entity to terminate their relationship with any such entity, or
(b) divert or attempt to divert any or all of such clients' or customers' business with the Company or any of its subsidiaries or affiliates from any such entity, unless the Company shall consent in writing thereto.

     6.2 NON-COMPETITION. During Executive's employment hereunder and for one (1) year after the termination of Executive's employment hereunder for cause, Executive will not, directly or indirectly, for any reason, for his own account, or on behalf of or together with any other person, be engaged as an officer, director, employee, independent contractor, consultant or advisor, or sales representative of any kind, or as an owner, co-owner, or other investor of or in, a business that provides securities brokerage, corporate finance, asset management, capital formation, investment banking, financial advisory, or other services in competition with the business engaged in by the Company within the continental United States on the date hereof or, to the extent permitted by and enforceable under applicable law, in which the Company is so engaged on the date of Executive's termination.

     Notwithstanding the foregoing, Executive may own and hold as a passive investment up to one percent (1%) of the outstanding capital stock of a competing entity if that class of capital stock is listed for trading or quotation on a national or regional stock exchange registered with the SEC or on The Nasdaq Stock Market.

     6.3 DAMAGES. Because of the difficulty in measuring the economic losses that may be incurred by the Company as a result of any breach by Executive of the covenants in Sections 6.1 and 6.2, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the Company may enforce the provisions of
Section 6.1 and 6.2 by any equitable or legal means, including seeking an appropriate injunction or restraining order against Executive if a breach of any of those provisions occurs.

     6.4 REASONABLE RESTRAINT. The parties hereto each agree that Sections 6.1, 6.2 and 6.3 impose a reasonable restraint on Executive in light of the position of Executive with the Company, the activities and business of the Company on the date hereof, and the current business plans of the Company (of which Executive acknowledges that he is aware).

     6.4 SEVERABILITY; REFORMATION. The covenants in this Section 6 are severable and separate, and the unenforceability of any specific covenant in this Section 6 is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Section
6. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 6.2 are unreasonable as applied to Executive, the parties hereto acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to Executive.

     6.5 INDEPENDENT COVENANT. All of the covenants in this Section 6 are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any covenant in this Section 6. It is specifically agreed that the period specified in Section 6.2 shall be computed by excluding from that computation any time during which Executive is in violation of any provision of
Section 6.2.

     6.6  MATERIALITY.   The Company  and Executive hereby  agree that
this Section 6 is a material and substantial part of this Agreement.

7.   TERMINATION OF EMPLOYMENT

     7.1 BY COMPANY. Executive's employment under this Agreement may be terminated by the Company at any time for cause. For the purposes of this Section 7.1, "cause" shall mean: (a) the conviction of Executive for an act or acts of dishonesty by Executive that constitutes a felony under applicable law and that subjects the Company to substantial loss or detriment, as determined by a majority of the members of the Board; (b) the imposition of disciplinary action against Executive, pursuant to a final non-appealable action, by a regulatory body having disciplinary authority over members of Executive's profession, which disciplinary action prevents Executive

from performing his duties hereunder for a period of not less than thirty-one (31) consecutive days and is determined by a majority of the members of the Board to have caused substantial loss or detriment to the Company; or (c) Executive's habitual neglect of, or refusal to perform, his duties under this Agreement, or deliberate and intentional disregard of lawful instructions from the Board; provided, however, that Executive shall have received written notice of such alleged neglect, refusal, or disregard from the Board and shall have failed within thirty (30) days after the receipt of such notice to cure and correct such alleged neglect, refusal, or disregard (or to begin in good faith to effect such cure and correction if such cannot practically be completed within such 30-day period).

     If Executive's employment is terminated under this Section 7.1, the Company shall have no further obligation to Executive hereunder except to pay to him, in cash on the effective date of such termination, any amount accrued but unpaid hereunder as of the termination date, and except that the rights of Executive (and the obligations of the Company) under Section 8 shall continue without regard to such termination. If Executive's employment is terminated by the Company for cause, as provided above, this Agreement shall terminate and neither party shall have any further obligation to the other, except as provided above, and except for Executive's agreements contained in Sections 5 and 6.

     7.2 BY DEATH. If Executive dies, this Agreement shall terminate on the date of Executive's death. In such event, the Company shall pay promptly to Executive's designated beneficiary or, if no designated beneficiary, to Executive's estate, any compensation or other amount earned or accrued as of the date of Executive's death but not yet paid and any other payments to which Executive is entitled pursuant to Section 3.1.

     7.3 BY DISABILITY. If Executive becomes unable to perform his normal duties hereunder as a result of his incapacity due to physical or mental illness for a period of at least one hundred twenty (120) consecutive days, the Company shall have the option to terminate this Agreement upon the expiration of such period (the "Disability Date"). In such an event, the Company shall pay to Executive (within thirty
(30) days thereof) all amounts accrued but unpaid as of the Disability Date and, in the manner and at the times set forth in Section 3.1 above, an amount equal to the difference between (a) the Base Salary payable for the remainder of the Term and (b) 1.4285714 times the sum of all payments made to Executive under any disability insurance coverage provided to him pursuant to Section 4 hereof.

     7.4 BY DISCHARGE. If Executive's employment under the terms of this Agreement is terminated by the Company for any reason other than cause, death, or disability (in any such case a "Discharge"), then (a) the Company shall pay to Executive, on the date of Discharge, a lump sum cash amount equal to the greater of (i) 12 months of Executive's Base Salary and Incentive Compensation at the time of the Discharge and (ii) Executive's Base Salary, without regard to Cost of Living
Adjustments, payable for the remainder of the Term plus actual Incentive Compensation; and (b) Executive shall immediately become fully vested in, and be entitled to exercise for a period of 90 days after the date of Discharge, all outstanding stock options not previously vested or exercised, if any. Such payment shall be in addition to other payments, if any, to which Executive is entitled pursuant to Section 4 hereof, and the rights of Executive (and the obligations of the Company) under Section 8 shall continue without regard to such Discharge.

     7.5 BY EXECUTIVE. If (a) the Company significantly reduces Executive's authority or duties as described in Section 1.1 (or Executive's standing within the Company as a function of Executive's relationships with the Board or with other members of management of the Company) other than at the direction of the New York Stock Exchange or similar regulatory authority with jurisdiction over the Company or any of its subsidiaries or (b) a change of control of the Company occurs that is not approved by Executive, then, in any such event, Executive may either terminate this Agreement and such termination shall be treated as if it were a Discharge under Section 7.4; provided that the Board shall have received written notice from Executive of any reduction described in clause (a) above upon which Executive proposes to base a termination and the Company shall have failed within thirty (30) days thereafter to reverse the situation or extend the term of this Agreement for two (2) years from the date of the change of control. Additionally, in the event of a change of control as defined herein, Executive shall become fully vested in, and entitled to exercise for a period of 90 days (or greater if Executive remains employed with the Company) after the change of control, all outstanding options not previously vested or exercised, if any. For purposes hereof, "change of control" shall mean (c) the acquisition by a person or entity other than Executive or a now existing shareholder of the Company (or any affiliate of Executive or such a shareholder of the Company), whether in one or several transactions, by exchange, merger, consolidation, assignment, stock spin-off, stock split-up, or other transaction, of more than thirty-five percent (35%) of the voting stock of the Company, or of the right to vote or to direct the voting of such percentage of voting stock; or (d) a change in the membership of the Board of Directors of the Company such that a majority of the members are persons who are not Continuing Directors. For purposes of this Agreement, a "Continuing Director" is a person who is a member of the Board of Directors of the Company on the date hereof or a person who is elected as a director of the Company upon the nomination by or approval of a majority of the Continuing Directors in office.

8.   LEGAL EXPENSE REIMBURSEMENTS

     8.1 INDEMNIFICATION LEGAL EXPENSES. Without limiting the scope of any indemnification to which Executive is or may be entitled under applicable law or pursuant to the Company's Articles of Incorporation, Bylaws, or contract for indemnification of officers or directors of the Company, the Company shall indemnify and hold Executive harmless from and against the costs and expenses (including attorneys' fees and costs) of Executive's defense with respect to any suit, investigation, or other action or proceeding instituted or threatened against Executive by any person, agency, body, or other entity that is based

on, arises out of, or is related to any position that Executive has or had with the Company or any of its subsidiaries or other affiliates or otherwise to the performance by Executive of any duty or responsibility under this Agreement. To the maximum extent permitted by applicable law, the Company agrees to advance to Executive the amount of such costs and expenses as they are incurred by Executive (upon written request by Executive therefor, accompanied by reasonably detailed explanation of the basis for such advance(s)), and Executive agrees, to the extent that such agreement may be required by applicable law to permit such advances, to account to the Company for such advance(s), including to refund to the Company any such amount that it may ultimately be determined (according to applicable law) that Executive is not entitled to receive as indemnification or reimbursement for such costs and expenses as a result of the final disposition of the underlying suit, investigation, or other action or proceeding in respect of which such costs or expenses were incurred. The Company agrees to take such corporate action as may be necessary or advisable, if requested by Executive, to authorize, approve, or effectuate and implement the rights conferred upon Executive in this
Section 8.1.

     8.2 DISPUTES RELATING TO AGREEMENT. If (a) a Dispute (as hereinafter defined) arises, and (b) either a court, governmental agency, or similar body of competent jurisdiction issues a final, nonappealable order, judgment or decree (a "Final Order"), or Executive and the Company reach a definitive settlement of the Dispute (a "Settlement"), that sustains the position in the Dispute taken by Executive prior to the Dispute Date (as hereinafter defined), then the Company shall reimburse Executive for his reasonable legal expenses actually incurred from and after the Dispute Date in connection with obtaining the Final Order or Settlement, to the extent such expenses exceeded any award for legal expenses contained in any such Final Order. For purposes hereof, the "Dispute Date" shall be ten (10) business days after the date upon which Executive delivers to the Company, in accordance with Section 9.7, written notice setting forth the particulars of a matter covered by this Agreement about which Executive and the Company disagree (the "Dispute") and stating his intention to seek legal counsel for assistance regarding such matter. Except as expressly set forth above, the Company undertakes no obligation to advance, reimburse, or otherwise pay or assume any expense of Executive incurred in interpreting or enforcing this Agreement.

     8.3 SURVIVAL. The provisions of this Section 8 shall survive any termination of Executive's employment or of this Agreement.

9.  MISCELLANEOUS

     9.1 ASSIGNMENT. This Agreement is personal in nature and may not be assigned by either party without the express written consent of the other party; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding upon each successor of the Company, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

     9.2 WAIVER. The waiver by any party to this Agreement of a breach by the other party of any of the provisions of this Agreement shall not operate as or be construed as a waiver of any different or subsequent breach.

     9.3 ENTIRE AGREEMENT. This Agreement constitutes and expresses the entire agreement of the parties with respect to the subject matter hereof.

     9.4  GOVERNING LAW.   This Agreement  shall be  governed by,  and
construed and enforced in accordance with, the laws of the State of Florida (without regard to its rules of conflicts of laws).

     9.5 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, whether express or implied, is intended to or shall be construed to confer upon or give any person not a party hereto any rights or remedies hereunder, whether as a third-party beneficiary or otherwise.

     9.6 SEVERABILITY. Should any clause or any other portion of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other clause or portion of this Agreement, all of which shall remain in full force and effect, unless the result of any such invalidity or unenforceability shall be to cause a material failure of consideration to the party seeking to sustain the validity or enforceability of the subject provision.

     9.7 NOTICES. All notices and other communications hereunder shall be deemed to have been duly given on the date of receipt if delivered personally or three (3) business days after deposit in the United States Mail, if in writing and sent to the Company at its address provided following its signature to this Agreement (Attention:
JOEL E. MARKS), or to Executive at the address provided following his signature to this Agreement, as the case may be, or to such other address as one party shall have given to the other in accordance with this provision.

     9.8 EFFECT OF CAPTIONS AND HEADINGS. The captions and headings contained herein are for convenience only, do not constitute a part of this Agreement, and shall not be used in construing it.

     IN WITNESS WHEREOF, the parties have executed this Agreement, as an instrument under seal, as of the day and year first written above.

[SEAL]                                  "Company"

Attest:                            JWGENESIS FINANCIAL CORP.

________________________________  By: /s/ Joel E. Marks
Secretary or Assistant Secretary     Joel E. Marks
                                     Executive Vice President and
                                     Chief Financial Officer
                                   Address:  980 North Federal Highway
                                             Suite 210
                                             Boca Raton, Florida  33432


                                        "Executive"

                                      /s/ Gregg S. Glaser    (SEAL)
                                     Gregg S. Glaser

                                   Address:



                                  9